Exhibit 99.1

Saga Communications, Inc. Announces Departure of Senior Vice President

GROSSE POINTE FARMS, Mich., Jan. 6, 2020 /PRNewswire/ -- Saga Communications, Inc. (Nasdaq: SGA) today announced that Marcia Lobaito has informed the Company that, after 33 years with the Company, she will be retiring as Senior Vice President and Director of Business Affairs, effective March 13, 2020. At the request of the Company, Ms. Lobaito will continue to serve as Corporate Secretary. Ed Christian, Saga's President and Chief Executive Officer, said, "Marcia was part of the Company before we became Saga Communications. She has been part of the fabric of Saga since it was formed some 33 plus years ago. She has watched and aided in our growth and she will be missed as a Senior Vice President. We are fortunate, however, that she will remain still integral to our Company as the Corporate Secretary of Saga Communications."

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 77 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070